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                                                                   Exhibit 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

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                                                                                                                   SIX MONTHS ENDED
                                                                     YEAR ENDED SEPTEMBER 30,                          MARCH 31,
                                                         1996         1997       1998        1999        2000            2001

Fixed Charges:
  Interest on debt and capitalized leases              $     -     $    14     $    10    $    116     $      3         $      2
  Amortization of debt discount and expense            $     -     $     -     $     -    $     51     $  3,106         $      -
  Interest elements of rentals                         $   300     $   375     $   372    $    504     $    648         $    342

   Total                                               $   300     $   389     $   382    $    671     $  3,757         $    365

Preferred dividends:
   Amount declared                                     $     -     $     -     $     -    $      -     $      -         $      -

Earnings:
   Consolidated net income (loss)                      $(3,789)    $(7,709)    $(4,858)   $(14,393)    $(13,047)        $(10,383)
   Add back:
      Extraordinary charge                             $     -     $     -     $     -    $      -     $      -         $      -
      Loss from dicontinued operation                  $     -     $     -     $     -    $      -     $      -         $      -
      Consolidated (benefit) provision for income
       taxes                                           $  (144)    $     -     $     4    $      -     $      -         $      -
      Loss From Beacon Power Corporation               $     -     $     -     $ 3,473    $  4,341     $    899         $  2,394
      Cumulative effect of change in accounting
       principle                                       $     -     $     -     $     -    $      -     $      -         $ (1,022)
      Fixed charges less amotization of
       debt discount and expense                       $   300     $   389     $   382    $    620     $    651         $    365

   Total                                               $(3,633)    $(7,320)    $  (999)   $ (9,432)    $(11,497)        $ (8,646)

Ratio of Earnings to Fixed charges                       -12.1       -18.8        -2.6       -14.1         -3.1            -23.7

Ratio of Earnings to Fixed Charges and
 Preferred Dividends                                     -12.1       -18.8        -2.6       -14.1         -3.1            -23.7

Coverage deficiency to attain a ration of 1:1          $ 3,933     $ 7,709     $ 1,381    $ 10,103     $ 15,254         $  9,011
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